Investor Contact:

Media Contact:

Emma Jo Kauffman

Andrea Ewin Turner

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL ANNOUNCES RESIGNATION OF

JAMES J. HAGAN, CHIEF FINANCIAL OFFICER

GOODLETTSVILLE, Tennessee – March 15, 2004 – Dollar General Corporation (NYSE: DG) announced today that James J. Hagan will be leaving the Company after a reasonable transition period. Mr. Hagan has served as Executive Vice President and Chief Financial Officer of the Company since joining Dollar General in March 2001.

“Jim Hagan has provided invaluable service and leadership to Dollar General during some very difficult times,” said David Perdue, the Company’s Chairman and Chief Executive Officer. “We are sorry to see him go and wish him the best of luck. We have begun a search for his successor and intend to fill this position with someone who has similar talent, dedication and integrity.”

Commenting on his departure, Hagan said, “ I joined the Company seven weeks before we announced the need for the restatement in 2001, and it has been a personal goal of mine to see the SEC investigation through to its conclusion. The announcement today of the proposed settlement with the SEC presents the right time for me to close this chapter of my career. After assisting David with an orderly transition, I plan to take some down time before pursuing a more entrepreneurial career path.”

About Dollar General

Dollar General is a Fortune 500® discount retailer with 6,817 neighborhood stores as of February 27, 2004.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.